Exhibit (a)(4)

                          NORTHERN INSTITUTIONAL FUNDS
                           (a Delaware business trust)


            AMENDMENT NO. 3 TO THE AGREEMENT AND DECLARATION OF TRUST

                  The   undersigned   hereby   certifies   that  the   following
resolutions were duly adopted by the Board of Trustees of Northern Institutional Funds (the "Trust") on October 5, 1999:

                           RESOLVED, that pursuant to Article V of the Agreement and Declaration of Trust of the Trust, an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into: (i) three separate classes of shares designated as Class A, Class C and Class D Shares in each of the Small Company Growth, Mid Cap Growth and MarketPower
         Portfolios; and (ii) three separate classes of shares designated as Shares, Service Shares and Premier Shares in the Municipal Portfolio;

                           FURTHER RESOLVED, that each share of each such class of the Portfolios shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of the Trust with respect to its shares of beneficial interest; and

                           FURTHER RESOLVED, that the officers of the Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolutions.



Date: October 5, 1999                                         /s/ Linda J. Hoard
                                                              ------------------
                                                              Linda J. Hoard
                                    Secretary